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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
UnitedGlobalCom, Inc.:

We consent to the use of our report, dated March 8, 2004, with respect to the consolidated balance sheets of UnitedGlobalCom, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit), and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

Our report refers to a change in the Company's method of accounting for goodwill and other intangible assets in 2002, and a change in its method of accounting for gains and losses on the early extinguishment of debt in 2003.

Our report refers to the revisions to the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of UnitedGlobalCom, Inc. and subsidiaries other than with respect to such disclosures.

                      KPMG LLP

Denver, Colorado
April 23, 2004

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Independent Auditors' Consent